Exhibit 4.17

Dutch Master Receivables Purchase Agreement

THIS AGREEMENT was made on 27 September 2000 and amended and restated on 18 July 2002

Between:

(1)                                  BUHRMANN-UBBENS BV, a company incorporated in The Netherlands and having its principal place of business at Pollaan 1, 7202 BV Zutphen and PROOST en BRANDT BV a company incorporated in The Netherlands and having its principal place of business at Stammerkamp 1, 1112 VE Diemen (each a Dutch Originator and together the Initial Dutch Originators);

(2)                                  BUHRMANN SILVER S.A., a limited liability company incorporated in Luxembourg (registered number 75881) whose registered office is at 398 Route d’Esch L-1471 Luxembourg (the European Receivables Warehouse Company);

(3)                                  SILVER SECURITISATION B.V., a limited liability company incorporated in The Netherlands (registered number 34176237) whose registered office is at Herengracht 450, 1017 CA Amsterdam (the European Master Purchaser);

(4)                                  DEUTSCHE TRUSTEE COMPANY LIMITED, (formerly known as Bankers Trustee Company Limited), a limited liability company incorporated in England and Wales (registered number 338230) whose registered office is at Winchester House, 1 Great Winchester Street, London EC2N 2DB (the Security Agent, which expression shall include such person and all other person or persons for the time being acting as the security agent or agents pursuant to the European Receivables Warehouse Company Security Documents); and

(5)                                  BUHRMANN N.V., a company incorporated in The Netherlands whose registered office is at Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, The Netherlands (the Parent).

Whereas:

(A)                              The Dutch Originators wish to sell from time to time and the European Receivables Warehouse Company wishes to purchase from time to time Dutch Receivables and Ancillary Rights relating thereto, on the terms and subject to the conditions set out in this Agreement.

(B)                                The European Receivables Warehouse Company has agreed to create security over all of its assets including its rights and benefits under this Agreement in favour of the Security Agent for the benefit of the European Receivables Warehouse Company Secured Creditors (including the European Master Purchaser) under the European Receivables Warehouse Company Deed of Charge.

(C)                                The Security Agent is entering into this Agreement in order to receive the benefit of the warranties, covenants, undertakings and indemnities expressed in its and the European Receivables Warehouse Company’s favour hereunder but the Security Agent shall not assume or incur any liability whatsoever to (1) any of the Dutch Originators or (2) the European Receivables Warehouse Company by virtue of the provisions contained in this Agreement other than in accordance with any obligation to reimburse which it may have pursuant to Clause 7.5.

it is agreed as follows:

Definitions and Interpretation

1.1(a)                   Capitalised terms in this Agreement (including the Recitals) shall, except where the context otherwise requires and save where otherwise defined herein, bear the meanings ascribed to them in the Master Definitions and Framework Deed (the Framework Deed) executed by, among others, each of the parties hereto on 27 September 2000 (as amended and restated on 28 September 2001 and 18 July 2002 (as the same may be amended, varied or supplemented from time to time with the consent of the parties to it)) and this Agreement shall be construed in accordance with the principles of construction set out therein.

(b)                                 This Agreement shall have expressly and specifically incorporated into it the provisions set out in the Framework Deed (hereafter referred to as the Provisions), as though the same were set out in full in this Agreement mutatis mutandis.  In the event of any conflict between the provisions of this Agreement and the Provisions, the Provisions shall prevail.

1.2                                 This Agreement is the Dutch Master Receivables Purchase Agreement referred to in the Framework Deed.

Offer

2.                                       Each Dutch Originator hereby notifies the European Receivables Warehouse Company that it intends from time to time, on any Business Day, in its absolute discretion to make offers to sell (Dutch Originator Offers to Sell and each a Dutch Originator Offer to Sell) to the European Receivables Warehouse Company all of its right, title, interest and benefit (present and future) in and to certain Dutch Receivables originated by it in the ordinary course of its business.  If a Dutch Originator wishes to make a Dutch Originator Offer to Sell to the European Receivables Warehouse Company then it will make such Dutch Originator Offer to Sell by delivering to the European Receivables Warehouse Company an Invoices File containing details of each of the Dutch Receivables in respect of which a Dutch Originator Offer to Sell is being made, by no later than 5.00 p.m. (Central European Time) on the Business Day following the Business Day on which such Invoices File was produced (and so that completed transmission of the data file comprising the relevant Invoices File in electronic form shall constitute delivery of the offer).  The European Receivables Warehouse Company shall be free, subject to the terms and conditions contained in this Agreement, to decide whether or not to accept in its absolute discretion any such Dutch Originator Offer to Sell and may accept any such offer to sell only in the manner specified in Clause 3.1.

Acceptance

3.1                                 Acceptance:  Any Dutch Originator Offer to Sell made by a Dutch Originator in accordance with Clause 2 shall be irrevocable up to and including 5.00 p.m. (Central European Time) on the fourth Business Day following the Business Day on which the Invoices File delivered at the time of such Dutch Originator Offer to Sell was produced, after which time such Dutch Originator Offer to Sell shall lapse.  Any such Dutch Originator Offer to Sell may be accepted by the European Receivables Warehouse Company:

(a)                                  identifying (or procuring that the Master Servicer identifies) by the use of a “1” (indicating “yes”) or “0” (indicating “no”) designation in the column entitled “Bought by European Receivables Warehouse Company” contained within each Invoices File (and which is held as a data file in the computer systems of the European Receivables Warehouse Company) the Dutch Receivable subject to such Dutch Originator Offer to Sell, as having been sold to the European Receivables Warehouse Company; and

(b)                                 paying to the relevant Dutch Originator or procuring the payment to the relevant Dutch Originator for value on the Purchase Date of the Initial Purchase Price in respect of the Dutch Originator Receivable subject to such Dutch Originator Offer to Sell.

The payment of the Initial Purchase Price in respect of any Dutch Receivable identified in the manner referred to in paragraph (a) above to such account as the relevant Dutch Originator may from time to time direct shall constitute an unconditional and irrevocable acceptance of such Dutch Originator Offer to Sell in respect of such Dutch Receivable and such a Dutch Originator Offer to Sell shall have been accepted only if and when such payment occurs.  Dutch Originator Offers to Sell shall not be capable of acceptance in relation to any Dutch Receivable in any other manner.

3.2                                 Restriction on Acceptance:  The European Receivables Warehouse Company shall have no discretion to accept any Dutch Originator Offer to Sell in respect of any Dutch Receivable unless the European Master Purchaser has accepted the related European Receivables Warehouse Company Offer to Sell and has confirmed that it will have sufficient funds available to it in euro to pay the relevant Initial Purchase Price for those Dutch Receivables to the European Receivables Warehouse Company.

consideration

4.                                       Consideration: The consideration payable by the European Receivables Warehouse Company to the relevant Dutch Originator in respect of the purchase of the benefit of each Dutch Receivable shall (subject to the provisions below) be the Purchase Price, which shall be payable in instalments in accordance with Clause 5.  The Purchase Price shall be inclusive of any Taxes which the relevant Dutch Originator may be liable to account for in respect of the sale of Dutch Receivables hereunder and accordingly no Dutch Originator shall be entitled to add any amounts to the Purchase Price in respect of any such Taxes.

Payment of the purchase price and other payments

5.1                                 Initial Purchase Price: Subject to Clauses 5.9 and 5.10 the Initial Purchase Price payable in respect of a Dutch Receivable shall be payable by the European Receivables Warehouse Company to the relevant Dutch Originator, subject to and in accordance with Clause 7.3 of the European Receivables Warehouse Company Deed of Charge, on the Purchase Date in respect of such Dutch Receivable.

5.2                                 Deferred Purchase Price: The Deferred Purchase Price in respect of a Dutch Receivable shall, subject to Clauses 5.4, 5.9 and 5.10, be payable by the European Receivables Warehouse Company to the Dutch Originator, subject to and in accordance with Clause 7.3 of the European Receivables Warehouse Company Deed of Charge, as deferred consideration on each Business Day in an amount equal to the aggregate Deferred Purchase Price in respect of each Dutch Receivable collected on the second Business Day preceding that Business Day.

5.3                                 Surplus Discount: The Surplus Discount in respect of a Dutch Receivable shall, subject to Clauses 5.4, 5.9 and 5.10 be payable by the European Receivables Warehouse Company to the relevant Dutch Originator on the Business Day following the date upon which the Deferred Purchase Price of such Dutch Receivable has been paid.

5.4                                 Deferral of Payment of Deferred Purchase Price and Surplus Discount following a European Stop Funding Event or a Buhrmann Termination Event:

(a)                                  For so long as a European Stop Funding Event or, for the avoidance of doubt, an Early European Amortisation Event, has occurred and is continuing, the payment of any amounts of Deferred Purchase Price and/or repayment of Surplus Discount which would otherwise be payable to the Dutch Originators in accordance with Clauses 5.2(a) or 5.3 hereof or Clause 7.3 of the European Receivables Warehouse Company Deed of Charge shall be deferred to the date when such European Stop Funding Event has been remedied or until such time as the provisions of Clause 5.4(b) shall apply.

(b)                                 With effect from the occurrence of a Buhrmann Termination Event, the payment of any amounts of Deferred Purchase Price and/or repayment of Surplus Discount which would otherwise be payable to the Dutch Originators in accordance with Clauses 5.2(a) or 5.3 hereof or Clause 7.3 of the European Receivables Warehouse Company Deed of Charge shall be deferred to the date when there are no amounts outstanding under the European Master Purchaser Funding Deed and the European Securitisation Facility has been cancelled.

5.5                                 No Other Payments for Dutch Receivables: The European Receivables Warehouse Company shall not be obliged to pay any sum to the Dutch Originators in respect of the Purchase Price of a Dutch Receivable or Surplus Discount except as provided for in Clause 4 or this Clause 5.

5.6                                 Account for Payment: Amounts payable by the European Receivables Warehouse Company to a Dutch Originator in respect of the Dutch Receivables shall be made to such account as the relevant Dutch Originator may specify to the European Receivables Warehouse Company in writing.

5.7                                 Pre-Completion Collections: The Dutch Originators and the European Receivables Warehouse Company agree that in the event that any amounts are received from an Obligor in respect of a Dutch Receivable which becomes a Securitised European Receivable between the date on which the Invoices File in respect thereof was delivered to the European Receivables Warehouse Company pursuant to Clause 2 and the Purchase Date in respect thereof, such amounts will be for the account of the European Receivables Warehouse Company.

5.8                                 Set-offs for Stamp Duty:  The European Receivables Warehouse Company shall also be entitled (to the extent applicable and if it so elects and in or towards satisfaction of the relevant Dutch Originator’s obligations) to off-set against the Purchase Price or any part of it any stamp duty (or any other similar tax or duty on documents or the transfer of title to property) on any assignment of a Dutch Receivable which has not been paid by the relevant Dutch Originator.

5.9                                 Limited Recourse:  Notwithstanding any other provision of this Agreement if after applying all amounts which are required to be paid or provided for on any Business Day in accordance with Clause 7.3 or, as the case may be, Clause 8.3 of the European Receivables Warehouse Company Deed of Charge, there is any amount still owing to the Dutch Originator in respect of the Purchase Price or Surplus Discount in respect of any Dutch Receivable, the Dutch Originator shall not be entitled to take any further steps against the European Receivables Warehouse Company or the European Master Purchaser to recover any such sums still unpaid and all claims and all rights to claim against the European Receivables Warehouse Company or the European Master Purchaser in respect of each such unpaid sum shall be extinguished and the Dutch Originators shall not have any rights of recourse whatsoever against the European Receivables Warehouse Company in respect of any such unpaid sums.

5.10                           Payments Subject to Receipt and Availability:  Notwithstanding any other provision of the relevant Transaction Documents, all payments required to be made by the European Receivables Warehouse Company under this Agreement shall be subject to (a) receipt of the same by the European Receivables Warehouse Company from the European Master Purchaser and (b) to the provisions of Clause 5.9 and of the European Receivables Warehouse Company Deed of Charge.

Completion

6.                                       Title: Transfer of title to any Dutch Receivables in respect of which the standing offer to purchase is accepted in accordance with Clause 3.1 shall take place on the date (the Purchase Date) upon which any Dutch Originator Offer to Sell is accepted in accordance with Clause 3.1.  Each Dutch Originator Offer to Sell shall constitute at the same time an offer by the relevant Dutch Originator to assign each of the Dutch Receivables so offered and each acceptance of such Dutch Originator Offer to Sell by the European Receivables Warehouse Company shall at the same time constitute the acceptance of such offer to assign each of the Dutch Receivables so offered.

costs, expenses and taxation

7.1                                 Costs and Expenses:  Without prejudice to the provisions of the other Transaction Documents, the Dutch Originators shall on demand jointly and severally pay by way of indemnity on a full after Tax basis all costs, claims, fees, liabilities, losses, damages and expenses (including legal and out-of-pocket expenses) properly incurred or otherwise suffered by the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent or any Buhrmann European Note Purchaser in connection with:

(a)                                  the negotiation, preparation, execution and delivery of, the Transaction Documents and any related documents;

(b)                                 any variation, consent or approval, or any steps taken with a view to any variation, consent or approval, in each case relating to or in connection with any of the Transaction Documents or any related document which was requested by or required by the Dutch Originators or the European Receivables Warehouse Company;

(c)                                  the preservation or enforcement of, or any action taken to preserve or enforce, any of their rights under any of the Transaction Documents or any related documents; and

(d)                                 the exercise by the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent or any Buhrmann European Note Purchaser of its rights to monitor compliance by the Dutch Originators with their obligations under this Agreement or the compliance by the European Receivables Warehouse Company under the Onward Dutch Master Receivables Purchase Agreement,

and (for the avoidance of doubt) the Dutch Originators shall pay to the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent or any Buhrmann European Note Purchaser, as appropriate, such amount as shall represent any value added tax, sales tax, purchase tax or other similar taxes or duties associated with such costs, fees and expenses (if any) howsoever charged to, or suffered by, the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent or such Buhrmann European Note Purchaser.

7.2                                 Duties and Taxes:

Without prejudice to the provisions of the other Transaction Documents, the Dutch Originators shall pay any stamp, documentary, transfer, excise, registration, filing and other similar duties, levies, fees or Taxes to which (i) any of the Transaction Documents or any related documents, (ii) any purchase of Dutch Receivables under this Agreement or any Onward Dutch Master Receivables Purchase Agreement, (iii) any transaction contemplated under the Transaction Documents and the related documents including the assignment, release, resale or re-assignment of any Dutch Receivable, or (iv) the enforcement of the rights of the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent or any Buhrmann European Note Purchaser, may be subject or give rise and the Dutch Originators shall fully indemnify the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent or such Buhrmann European Note Purchaser, on an after Tax basis, from and against any losses or liabilities which any of them may properly incur or otherwise suffer as a result of any delay in paying or omission to pay such duties, levies, fees or taxes.

7.3                                 Value Added Tax and Sales Tax:

(a)                                  Any amounts stated in this Agreement to be payable, or payable in connection with this Agreement, by the Dutch Originators are exclusive of value added tax, sales tax, purchase tax or other similar taxes or duties and accordingly, to the extent that any such taxes arise in respect of such payments, the Dutch Originators shall, in addition, pay any amount properly charged in respect of any such taxes or duties.

(b)                                 Any amounts stated in this Agreement to be payable, or payable in connection with this Agreement, by the European Receivables Warehouse Company are inclusive of value added tax, sales tax, purchase tax or other similar taxes or duties.

7.4                                 Grossing-Up:

(a)                                  All payments made by the Dutch Originators to the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, any Buhrmann European Note Purchaser or any Subordinated Buhrmann European Note Purchaser under or in connection with this Agreement shall be made in full without any deduction or withholding in respect of Taxes (or otherwise) unless the deduction or withholding is required by law in which event the Dutch Originator shall:

(i)                  ensure that the deduction or withholding does not exceed the minimum amount legally required;

(ii)               forthwith pay to the European Receivables Warehouse Company, the Security Agent, the European Master Purchaser, the relevant Buhrmann European Note Purchaser or the relevant Subordinated Buhrmann European Note Purchaser, as the case may be, such additional amount so that the net amount received by the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent , the relevant Buhrmann European Note Purchaser or the relevant Subordinated Buhrmann European Note Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been made.

(b)                                 All payments made by the European Receivables Warehouse Company to the Dutch Originators under or in connection with this Agreement shall be made in full without any deduction or withholding in respect of Taxes (or otherwise) unless the deduction or withholding is required by law in which event the European Receivables Warehouse Company shall ensure that the deduction or withholding does not exceed the minimum amount legally required.  For the avoidance of doubt, the European Receivables Warehouse Company shall not be obliged to gross up any such payment following any such deduction or withholding.

(c)                                  The Dutch Originators hereby jointly and severally undertake to indemnify the European Receivables Warehouse Company and the European Master Purchaser in respect of any withholding or deduction on account of Tax on the payment of any amount due in respect of any Dutch Receivable such that the European Receivables Warehouse Company or the European Master Purchaser, as the case may be, receives the same amount that it would have received had there been no such withholding or deduction.

7.5                                 Tax Credits: If the Dutch Originators pay any additional amount (an Additional Payment) under Clause 7.4 and the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, any Buhrmann European Note Purchaser or any Subordinated Buhrmann European Note Purchaser effectively obtain a refund of Tax or credit against Tax on its overall net income by reason of that Additional Payment (a Tax Credit) and the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, the relevant Buhrmann European Note Purchaser or the relevant Subordinated Buhrmann European Note Purchaser (as applicable) is able to identify such Tax Credit as being attributable to such Additional Payment, then the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, the relevant Buhrmann European Note Purchaser, or the relevant Subordinated Buhrmann European Note Purchaser (as appropriate), shall reimburse the Dutch Originators such amount as the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, the relevant Buhrmann European Note Purchaser or the relevant Subordinated Buhrmann European Note Purchaser shall determine to be the proportion of such Tax Credit as will leave it, after that reimbursement, in no better or worse position than it would have been in if that Additional Payment had not been required.  The European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, the relevant Buhrmann European Note Purchaser or the relevant Subordinated Buhrmann European Note Purchaser shall have absolute discretion as to whether to claim any Tax Credit and, if it does so claim, the extent, order and manner in which it does so.  None of the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, any Buhrmann European Note

Purchaser and any Subordinated Buhrmann European Note Purchaser shall be obliged to disclose any information regarding its tax affairs or computations to the Dutch Originators.

7.6                                 After Tax Amount:  In the event that any taxing authority seeks to charge to Tax any sum paid to the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, any Buhrmann European Note Purchaser or any Subordinated Buhrmann European Note Purchaser as a result of the indemnities or other obligations contained herein then the amount so payable shall be grossed up by such amount as will ensure that after payment of the Tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation.

7.7                                 Interest: If the Dutch Originators fail to pay any sum payable by the Dutch Originators to the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, any Buhrmann European Note Purchaser or any Subordinated Buhrmann European Note Purchaser under this Agreement when due the Dutch Originators shall pay interest on such sum from the date when it became due and payable to the date of payment at the rate of the aggregate of 3 per cent. per annum and the overnight euro rate of Deutsche Bank AG as from time to time in force (both before and after any judgment obtained under this Agreement).

representations, warranties and undertakings

8.1                                 On the European Closing Date and the MTN Closing Date:  In entering into this Agreement, each Dutch Originator (in respect of itself) and the Parent (in respect of itself and each Dutch Originator) hereby represents and warrants to the European Receivables Warehouse Company and the Security Agent on the European Closing Date and the MTN Closing Date in the terms set out in Part 1 of Schedule 2 with reference to the facts and circumstances then subsisting.

8.2                                 On each Purchase Date:  On each Purchase Date, each Dutch Originator (in respect of itself) and the Parent (in respect of itself and each Dutch Originator) shall be deemed to represent and warrant to the European Receivables Warehouse Company and the Security Agent, in the terms set out in Parts 1 and 2 of Schedule 2 with reference to the facts and circumstances then subsisting.

8.3                                 Covenants:  Each Dutch Originator (in respect of itself) and the Parent (in respect of itself and each Dutch Originator) covenants with the European Receivables Warehouse Company as follows:

(a)                                  Tax Payments:  The relevant Dutch Originator will pay all relevant Tax and make all relevant returns in respect of Tax in relation to goods and services supplied under Contracts which give rise to Dutch Receivables purchased under this Agreement and on-sold by the European Receivables Warehouse Company under the Onward Dutch Master Receivables Purchase Agreement.

(b)                                 Fiduciary Agent:  To the extent that the sale of a Dutch Receivable to the European Receivables Warehouse Company does not entitle the European Receivables Warehouse Company to the entire interest therein, the relevant Dutch Originator shall hold such interest as fiduciary agent for the European Receivables Warehouse Company or the European Master Purchaser, as the case may be, and shall not thereafter deal in any way with any interest in the relevant Dutch Receivable save as expressly permitted under this Agreement or the Onward Dutch Master Receivables Purchase Agreement.

(c)                                  Perform Contracts:  The relevant Dutch Originator shall perform and comply with all material provisions, covenants and other obligations required to be observed by it under each Contract relating to Dutch Receivables in full and on a timely basis and the exercise by the European Receivables Warehouse Company of its rights under this Agreement shall not relieve the Dutch Originator of such obligations.

(d)                                 Indemnity Against Claims:  To the extent the European Receivables Warehouse Company is not indemnified under Clause 11.2, the European Receivables Warehouse Company shall not have any obligation or liability with respect to any Dutch Receivables or with respect to any of the Contracts under which they arise nor will the European Receivables Warehouse Company be required to perform any of the obligations of the Dutch Originators and, as the case may be, the Parent under such Contracts.  The Dutch Originators and, as the case may be, the Parent will indemnify and keep indemnified, on a joint and several and after Tax basis, the European Receivables Warehouse Company, the European Master Purchaser, the Buhrmann European Note Purchasers and the Security Agent against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) properly incurred or otherwise suffered by any of them in connection with any claim or counterclaim or action of whatsoever nature made by a customer or any third party arising out of or in connection with a Contract under which a Dutch Receivable purchased hereunder arises or any goods or services which are the subject of such a Contract or Dutch Receivable (including any claim or counterclaim of a customer or third party in respect of product liability, property damage, personal injury, consequential loss or other similar claim) and the Dutch Originators and, as the case may be, the Parent jointly and severally undertake to pay on demand to the European Receivables Warehouse Company or, as the case may be, to the European Master Purchaser or the Security Agent without any set-off, deduction or withholding whatsoever the amount of any such cost, claim, loss, expense, liability or damages so suffered or incurred.

(e)                                  Indemnity Against Breach:  The Dutch Originators and, as the case may be, the Parent shall indemnify and keep indemnified each of the European Receivables Warehouse Company, the European Master Purchaser, the Buhrmann European Note Purchasers and the Security Agent, on a joint and several and after Tax basis, in an amount equal to any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) properly incurred or otherwise suffered by it in connection with any breach by any of the Dutch Originators of this Agreement or any of the other Transaction Documents and the Dutch Originators and, as the case may be, the Parent shall on demand pay to the European Receivables Warehouse Company or, as the case may be, the European Master Purchaser, the Buhrmann European Note Purchasers or the Security Agent without any set-off, deduction or withholding whatsoever the amount of any such cost, claim, loss, expense, liability or damages so suffered or incurred.

(f)                                    European Receivables Warehouse Company Indemnities:  The Dutch Originators and, as the case may be, the Parent shall on each Calculation Date pay to the European Receivables Warehouse Company, on a joint and several and after Tax basis, an amount equal to the aggregate amount of European Receivables Warehouse Company Indemnities then due and payable by the European Receivables Warehouse Company. The European Receivables Warehouse Company will procure that the Master Servicer shall notify the Dutch Originators and the Parent in writing of the European Receivables Warehouse Company Indemnities due and payable by the European Receivables Warehouse Company on such Calculation Date, and shall provide the Dutch Originators and the Parent with a statement setting forth details of the incurrence of such European Receivables Warehouse Company Indemnities which shall be conclusive in the absence of manifest error.

(g)                                 Sale:  Each sale and purchase of a Dutch Receivable hereunder has been and shall be recorded as a sale of the relevant Dutch Receivable in the computer systems of the European Receivables Warehouse Company, subject to and in accordance with the provisions of Clause 3.1.

(h)                                 Buhrmann Operating Procedures:  Each of the Dutch Originators shall comply in all material respects with the Buhrmann Operating Procedures in entering into transactions which give rise to Dutch Receivables purchased hereunder and will not make any changes to the Buhrmann Operating Procedures (i) without the prior written consent of the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent and each Buhrmann European Note Purchaser and (ii) unless the Rating Condition is satisfied with respect to such change.

(i)                                     Location of Records:  Each of the Dutch Originators shall keep all its books, records and documents evidencing or relating to the Dutch Receivables purchased hereunder at its office specified at the beginning of this Agreement and/or such other address as it may from time to time notify to the European Receivables Warehouse Company, the European Master Purchaser, each Buhrmann European Note Purchaser, each Subordinated Buhrmann European Note Purchaser and the Security Agent and shall, (i) prior to the occurrence of a European Stop Funding Event (or, for the avoidance of doubt, an Early European Amortisation Event) or a Buhrmann Termination Event, on receipt of not less than one day’s notice, at any reasonable time during normal business hours and (ii) for so long as a European Stop Funding Event (or, for the avoidance of doubt, an Early European Amortisation Event) has occurred and is continuing, or after the occurrence of a Buhrmann Termination Event, forthwith permit the European Receivables Warehouse Company and/or the European Master Purchaser and/or each Buhrmann European Note Purchaser and/or the Security Agent or any of its agents or representatives to examine and make copies of and abstracts from the records, books of account and documents (including computer tapes and disks) of the Dutch Originators relating to the Dutch Receivables purchased hereunder, and to visit the properties of the Dutch Originators for the purpose of examining such records, books of account and documents, and to discuss the affairs, finances and accounts of the Dutch Originators relating to the Dutch Receivables with any of its officers or directors and with its auditors.

(j)                                     Data Files:  Without prejudice to the obligations of the European Receivables Warehouse Company pursuant to Clause 8.4, each of the Dutch Originators shall:

(i)                  at the close of business on each Business Day, send the Invoices File in respect of that Business Day; and

(ii)               on the last Business Day of each month, send the Counterparty File updated as at that Business Day,

in each case to the Master Servicer and, if requested, the Security Agent.

Each of the Dutch Originators and the Parent shall procure that the European Master Purchaser, each Buhrmann European Note Purchaser and the Security Agent or any agent or representative of any of them shall have access (i) prior to the occurrence of a European Stop Funding Event (or, for the avoidance of doubt, an Early European Amortisation Event) or a Buhrmann Termination Event, during normal business hours and (ii) for so long as a European Stop Funding Event (or, for the avoidance of doubt, an Early European Amortisation Event) has occurred and is continuing or after the occurrence of a Buhrmann Termination Event, forthwith, to the most recent Invoices File and Counterparty File stored at the offices of Buhrmann Europcenter N.V. at Bodemstraat 11, Bus 1, B-3830 Wellen, Belgium and may make copies of and abstracts from such files.  In addition, each of the Dutch Originators agrees that it will within one Business Day of the request by the European Master Purchaser, any Buhrmann European Note Purchaser or the Security Agent, furnish the party requesting such information with a copy of the most recent Invoices File and Counterparty File; and

(k)                                  Solvency Certificates:  Each of the Dutch Originators shall, within 3 Business Days of each Calculation Date, deliver to the European Receivables Warehouse Company, the European Master Purchaser and the Security Agent a Dutch Originator Solvency Certificate in the form set out in Schedule 3 and dated that Calculation Date.

8.4                                 Reporting Requirements of the Dutch Originators:

(a)                                  Until such time as all the liabilities of the Dutch Originators, the European Receivables Warehouse Company and the European Master Purchaser under the Transaction Documents have been discharged:

(i)                  each Dutch Originator shall deliver to the Security Agent, the European Master Purchaser and the European Receivables Warehouse Company and the Parent hereby agrees to procure the production by each Dutch Originator of the same:

(A)           not later than 120 days after the end of each financial year and not later than 30 days after the end of each of the first three financial quarters of each financial year, a certificate of a duly authorised officer of such Dutch Originator in the form set out in Schedule 4 stating that, to the best of such officer’s knowledge, such Dutch Originator during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement to be observed, performed or satisfied by it, and that such officer has no knowledge of any Buhrmann Termination Event or Potential Buhrmann Termination Event except as specified in such certificate; and

(B)             promptly and from time to time such information, documents, records or reports concerning such Dutch Receivables and/or the Obligors and such additional financial information as the European Receivables Warehouse Company, the European Master Purchaser or the Security Agent may request; and

(ii)               the Parent shall deliver to the Security Agent, the European Master Purchaser and the European Receivables Warehouse Company:

(A)           as soon as they become available (and in any event within 120 days of each of their respective financial periods) copies of the audited consolidated financial statements of the Parent for that period each of which shall contain income statements and balance sheets and cash flow statements and be audited and certified, without qualification, by a firm of independent accountants of recognised international standing; and

(B)             as soon as they become available (and in any event within 50 days of their respective financial half years) copies of the unaudited financial statements of the Parent for that half year each of which shall contain an income statement, a balance sheet and a cash flow statement.

(b)                                 Each Dutch Originator (in respect of such an event affecting itself) and the Parent (in respect of such an event affecting itself or any Dutch Originator) shall notify the Security Agent as soon as possible and, in any event, immediately upon being notified of or becoming aware of the occurrence of any Buhrmann Termination Event or Potential Buhrmann Termination Event.

(c)                                  Each Dutch Originator (in respect of itself) and the Parent (in respect of itself and each Dutch Originator) shall procure that all information and reports furnished by it or on its behalf under the Transaction Documents (including but not limited to each Invoices File and Counterparty File) is accurate in all material respects.

8.5                                 Survival:  The representations, warranties, and undertakings set out in Schedule 2 shall form part of the terms of the sale and purchase of each and every Dutch Receivable purchased hereunder and accordingly such warranties, representations, covenants and undertakings shall remain in full force and effect notwithstanding the completion of such purchase.

8.6                                 Reliance:

Each of the Parent and each Dutch Originator acknowledges that:

(a)                                  the representations and warranties set out in Schedule 2 and the covenants contained in Clause 8.3 are made with a view to inducing the European Receivables Warehouse Company, the European Master Purchaser, the Buhrmann European Note Purchasers and the Subordinated Buhrmann European Note Purchasers to enter into the Transaction Documents and the transactions contemplated hereby and thereby and have caused and will cause the European Receivables Warehouse Company, the European Master Purchaser, the Buhrmann European Note Purchasers and the Subordinated European Note Purchasers to take other actions in relation to such Transaction Documents and transactions and that such persons will rely upon such representations, warranties, covenants and undertakings notwithstanding any information in fact possessed or discoverable by or otherwise disclosed to any of them;

(b)                                 none of the European Receivables Warehouse Company, the European Master Purchaser, the Security Agent, the Buhrmann European Note Purchasers or the Subordinated Buhrmann European Note Purchasers have made or will make inquiries of or in respect of (i)  any person which owes any payment or other obligation to the Dutch Originators in respect of a Dutch Receivable; (ii)  the sums receivable under or stated to be receivable in respect of any Dutch Receivable; (iii)  the terms of any contract, guarantee, indemnity, letter of credit, bill of exchange or any other agreement or arrangement relating to a Dutch Receivable; (iv)  any compensation, guarantee or insurance scheme or policy which may be relevant to a Dutch Receivable; or (v)  the creditworthiness or suitability of any Obligor, or any other party to any arrangement or agreement relating to a Dutch Receivable; and

(c)                                  although the European Receivables Warehouse Company, the European Master Purchaser and the Security Agent and certain other entities have seen copies of and may have conducted checks or analysis of the contracts from which the Dutch Receivables derive and may have made and/or may in the future make enquiries of the type mentioned in Clause 8.6(b), that fact shall not in any way limit or affect the Dutch Originators’ obligations under the representations and warranties contained in Schedule 2.

Consequences of a Buhrmann Termination Event

9.                                       At any time after the occurrence of a Buhrmann Termination Event and subject to the provisions of Clause 10.2, the European Receivables Warehouse Company (or the Master Servicer on its behalf) may, and upon being requested to do so by the Security Agent shall (and for the avoidance of doubt, the Security Agent may under no circumstances be under the obligation to so request), and the Security Agent may itself:

(a)                                  give notice in its own name (and/or require the Dutch Originators to give notice) to all or any of the Obligors and such other persons as the Security Agent requests for the purposes of protecting the Dutch Receivables or perfecting the title of the European Receivables Warehouse Company to all or any of the Dutch Receivables purchased hereunder; and/or

(b)                                 direct (and/or require the Dutch Originators to direct) all or any of the Obligors to pay amounts outstanding in respect of Dutch Receivables directly to the European Receivables Warehouse Company, the European Master Purchaser or the Security Agent or into such accounts or to such other persons as are specified by the European Receivables Warehouse Company or the European Master Purchaser (or by the Security Agent on its behalf); and/or

(c)                                  terminate this Agreement immediately by giving notice in writing to the Dutch Originators; and/or

(d)                                 take such other action as it considers to be necessary, appropriate or desirable in order to recover any amount outstanding in respect of Dutch Receivables or to improve, protect, preserve or enforce their rights against the Obligors in respect of such Dutch Receivables.

Termination

10.1                           This Agreement shall terminate pursuant to a notice given pursuant to Clause 9(c) with effect from the date of such notice or automatically with immediate effect:

(a)                                  if the European Master Purchaser Funding Deed is terminated or cancelled in full; or

(b)                                 on the occurrence of a Buhrmann Termination Event.

10.2                           The termination of this Agreement shall not affect any rights or obligations of the parties in relation to any Dutch Receivables purchased prior to such termination and the provisions of this Agreement shall continue to bind the parties to the extent and for so far and so long as may be necessary to give effect to such rights and obligations.  The covenants, obligations and undertakings of each Dutch Originator and the rights and remedies of the European Receivables Warehouse Company, the European Master Purchaser and the Security Agent in respect of any representation, warranty or statement made by any of the Dutch Originators under or in connection with this Agreement and the indemnification and other payment obligations of the Dutch Originators shall continue and remain in full force and effect notwithstanding the termination of this Agreement.

Remedies for Breach of Warranty

11.1(a)             If any representation or warranty set out in Part 2 of Schedule 2 proves to have been incorrect when made and remains incorrect, or if the relevant Dutch Receivable has never existed, the relevant Dutch Originator shall, as soon as practicable, take the action specified in Clause 11.1(b) in respect of the Dutch Receivables to which such breach of representation or warranty relate(s) (or which did not exist) (the Non-Conforming Dutch Receivables).

(b)                                 The relevant Dutch Originators shall (i) purchase on the Relevant Date from the European Receivables Warehouse Company the relevant Non-Conforming Dutch Receivables for a price equal to the sum of (A) the Purchase Price of the Dutch Receivable; (B) interest on the Initial Purchase Price of the Dutch Receivable from the Purchase Date of such Dutch Receivable to the date when the Repurchase Price in respect of the Dutch Receivable is paid to the European Receivables Warehouse Company at a rate per annum equal to the highest Estimated Funding Costs of any Buhrmann European Noteholder as at the most recent Calculation Date; and (C) any reasonable administrative or other costs incurred by the European Receivables Warehouse Company or the European Master Purchaser (the Repurchase Price), and for such price to be paid into the European Receivables Warehouse Company Euro Transaction Account or (ii) provided that a Buhrmann Termination Event has not occurred, substitute on the Relevant Date an Eligible Dutch Receivable having a Face Amount equal to or greater than the Non-Conforming Dutch Receivable it replaces; provided that the relevant Dutch Originators shall only be required to take any action specified in Clause 11.1(b)(i) or (ii) to the extent that the European Master Purchaser has required the European Receivables Warehouse Company to repurchase or substitute such Non-Conforming Dutch Receivable in accordance with Clause 11.1(b) of the Onward Dutch Master Receivables Purchase Agreement.

(c)                                  Following purchase of a Non-Conforming Dutch Receivable by the relevant Dutch Originator and (i) the credit of the Repurchase Price into the European Receivables Warehouse Company Euro Transaction Account in cleared funds or (ii) the substitution of an Eligible Dutch Receivable as specified in Clause 11.1(b)(ii), the Security Agent is authorised to release (at the relevant Dutch Originator’s expense) the relevant Non-Conforming Dutch Receivable from the Encumbrances created by the European Receivables Warehouse Company Security Documents.

(d)                                 If at any time:

(i)                  there becomes available or arises any set-off, counterclaim, defence or deduction in respect of a Dutch Receivable; or

(ii)               any Dilution occurs in relation to a transaction under which a Dutch Receivable arises or any other transaction between such Obligor and a Dutch Originator,

then the Dutch Originators shall on the next Business Day (i) pay to the European Receivables Warehouse Company Euro Transaction Account an amount equal to the amount of such set-off, counterclaim, defence, deduction or Dilution, or (ii) transfer to the European Receivables Warehouse Company Eligible Dutch Receivables with a Face Amount equal to or greater than the amount of such set-off, counterclaim, defence, deduction or Dilution, or (iii) allow the European Receivables Warehouse Company to use the Unallocated Euro Cash Proceeds (if any) within the relevant Dutch Collection Account to pay an amount equal to the amount of set-off, counterclaim, defence, deduction or Dilution.

(e)                                  Each of the Security Agent and the Dutch Originators agrees with and acknowledges to the European Receivables Warehouse Company that, in respect of any breach of representation or warranty under Clause 8.2 and Part 2 of Schedule 2, the sole remedy available to it shall be to require the Dutch Originators to take the action specified in Clause 11.1(b) (to the extent that the European Master Purchaser has required the European Receivables Warehouse Company to repurchase or substitute such Non-Conforming Dutch Receivable in accordance with Clause 11.1(b) of the Onward Dutch Master Receivables Purchase Agreement) and, if the Dutch Originators comply with Clause 11.1(b) none of the Security Agent, the European Master Purchaser and any Buhrmann European Note Purchaser shall be entitled to claim damages or to exercise any other remedy (whether in contract, tort or otherwise) in respect of any such breach.

(f)                                    For the avoidance of doubt, each of the Security Agent and the Dutch Originators agrees with and acknowledges to the European Receivables Warehouse Company that nothing in Clause 11.1(e) shall in any way limit or affect the European Receivables Warehouse Company’s ability or entitlement to claim damages or to exercise any other remedy (whether in contract, tort or otherwise) in respect of any breach of representation or warranty contained in Part 1 of Schedule 2.

11.2                           Remedy for Certain Breaches of Concentration Limits:  If, at any time, as a result of the purchase of any Dutch Receivable there is a breach of the representations in paragraph (a) of Part 2 of Schedule 2 by reference to the Eligibility Criteria set out in paragraphs (c) of Schedule 1 in circumstances where the credit rating of any Eligible Obligor Country or any Obligor has been downgraded prior to the relevant Purchase Date when such Dutch Receivable was purchased and the Dutch Originators certify that they were not, on the relevant Purchase Date, aware of such downgrading, then on each succeeding Purchase Date thereafter, the Dutch Originators and the European Receivables Warehouse Company shall select Dutch Receivables to be purchased by the European Receivables Warehouse Company so as to result in the breach being rectified, to the extent that such Dutch Receivables are available to be sold and purchased and the Dutch Originators shall only be obliged to comply with the requirements set out in Clause 11.1 in respect of such Dutch Receivables if the breach has not been rectified in this way by the Calculation Date following the date on which the Dutch Originators became aware of such downgrading.

11.3                           If any representation or warranty set out in Part 1 of Schedule 2 proves to have been incorrect when made and remains incorrect, the European Receivables Warehouse Company shall be entitled generally to all remedies available to it under Dutch or, as the case may be, German law (including, without limitation, an action for damages) for breach of warranty against the relevant Dutch Originator and the Parent, respectively.

11.4                           Recoupment of Value Added Tax: For the purpose of ensuring recoupment of any value added tax forming part of a Dutch Receivable:

(a)                                  all or part of which remains unpaid after the statutory period for purposes of claiming bad debt relief has elapsed; or

(b)                                 which or the Face Amount of which is, or would be, reduced, adjusted or cancelled by a Dutch Originator,

each Dutch Originator will use its reasonable endeavours to recover such value added tax (or the appropriate part thereof) from the appropriate tax authorities, and shall, to the extent that the European Receivables Warehouse Company or the European Master Purchaser has not already been fully compensated for the non-receipt of such part of the Dutch Receivables as is equal to the valued added tax charged thereon, promptly remit the net amount not so compensated to the European Receivables Warehouse Company and, until so remitted, will hold in trust for the European Master Purchaser such net amount from any value added tax recovered by the relevant Dutch Originator in respect thereof (and any such net amount will be paid into the relevant Dutch Collection Account).  Each Dutch Originator will make such accounting write-offs and transfers and raise such credit notes as may be necessary or desirable for this purpose, and take all such other steps as may be reasonably requested by the European Receivables Warehouse Company or the European Master Purchaser. At the request of the relevant Dutch Originator and whether or not any amounts are payable to the European Receivables Warehouse Company under this Clause 11, the European Receivables Warehouse Company may, or at such time as the European Receivables Warehouse Company is fully compensated, will reassign or re-transfer to the relevant Dutch Originator, who will accept such re-assignment or re-transfer of any such Dutch Receivable (for a nil or nominal consideration) solely for the purpose of facilitating recoupment of such value added tax, but only to the extent that the relevant Dutch Receivable has been re-assigned or re-transferred to the European Receivables Warehouse Company by the European Master Purchaser.

Protection of European Receivables Warehouse Company, the European Master Purchaser and the Buhrmann European Noteholders; Further Assurance

12.1                           Subordination of Dutch Originators’ Rights:  Notwithstanding any other provision of this Agreement, or the winding-up of any Dutch Originator, the European Receivables Warehouse Company or the European Master Purchaser, until one year and one day has elapsed following the later of (a) the payment of all sums outstanding and owing in respect of the European Receivables Warehouse Company Secured Obligations and (b) the payment of all sums outstanding and owing in respect of the European Master Purchaser Secured Obligations, no Dutch Originator shall take any proceedings against the European Receivables Warehouse Company or the European Master Purchaser to enforce any of its rights hereunder or purport to enforce its rights hereunder whether by exercising any set-off, or making any withholding or deduction against any amounts otherwise due to the European Receivables Warehouse Company or the European Master Purchaser under this Agreement or any of the Transaction Documents or otherwise.

12.2                           Further Assurance:  Each of the Dutch Originators agrees that from time to time it will, at its own cost, promptly execute and deliver all instruments and documents, and take all further action as the European Receivables Warehouse Company may reasonably request in order to perfect, protect or more fully evidence the European Receivables Warehouse Company’s or the European Master Purchaser’s ownership interest in the Dutch Receivables and any proceeds thereof without, however, giving notice to the Obligors (except in the circumstances contemplated in Clause 8.1).

12.3                           Enforcement:  Each of the Dutch Originators hereby irrevocably consents to:

(a)                                  the European Receivables Warehouse Company (or the Master Servicer on its behalf) and the Security Agent at any time after the occurrence of a Buhrmann Termination Event, for its own benefit commencing proceedings in the name of the relevant Dutch Originator in respect of any of the purchased Dutch Receivables; and

(b)                                 the Security Agent at any time commencing proceedings on behalf of the European Receivables Warehouse Company Secured Creditors and/or the European Master Purchaser Secured Creditors in respect of any of their respective rights hereunder and under the other Transaction Documents.

12.4                           Fiduciary Agent:  The Dutch Originators shall hold as fiduciary agent for the sole benefit of the European Receivables Warehouse Company any contracts and other documentary items and evidence relating to all outstanding Dutch Receivables at the offices specified in Clause 7.2 of the Framework Deed.

12.5                           Currency Indemnity: If any payment under this Agreement is made or fails to be satisfied in a currency (the payment currency) other than the currency in which such payment is expressed to be due (the contractual currency) then the Dutch Originator as a separate and independent obligation shall indemnify and hold harmless (on an after Tax basis) the European Receivables Warehouse Company to the extent that the amount of the payment actually received by the European Receivables Warehouse Company when converted into the contractual currency by the European Receivables Warehouse Company purchasing the contractual currency (with the sum received) falls short of the amount expressed to be due.

12.6                           Payment to Dutch Originator’s Account:  Whenever any amount is due, owing or payable to any of the Dutch Originators under or in connection with this Agreement, payment of such sum in cleared funds into the relevant Dutch Originator’s bank account shall constitute a complete discharge of the obligation to pay such amounts.

12.7                           Appropriation of Payments:  If a person owing a payment obligation in respect of a Dutch Receivable makes a general payment to a Dutch Originator on account both of a Dutch Receivable which the European Receivables Warehouse Company has purchased or agreed to purchase and of any other moneys due for any reason whatsoever to the Dutch Originator and makes no apportionment between them then such payment shall be treated as though the person had appropriated it first to the Dutch Receivable which the European Receivables Warehouse Company has purchased or agreed to purchase and the proceeds of or comprised in such payment up to the full amount due or to become due in respect of the Dutch Receivable shall accordingly be the property of the European Receivables Warehouse Company and the Dutch Originator shall immediately and without deduction transfer that amount in accordance with Clause 2.2 of each Dutch Collection Account Agreement and shall in the meantime hold such moneys as fiduciary agent for the European Receivables Warehouse Company).

12.8                           Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of Germany.

12.9                           Jurisdiction: Each of the parties hereto irrevocably agrees that the competent courts of The Netherlands shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.  Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts of Amsterdam being nominated as the appropriate forum and agrees not to claim that any such court is not a convenient or appropriate forum.

SCHEDULE 1

Dutch Eligibility Criteria

In order for a Dutch Receivable to meet the Dutch Eligibility Criteria, the Dutch Receivable or the relevant Contract, as the case may be, from which it is derived must satisfy the following:

(a)                                  Ordinary Course of Business:  it has been originated by the Dutch Originator in the ordinary course of business from the sale of goods or services of the relevant Dutch Originator, represents the purchase price of specified goods or services supplied and is set out in an Invoice delivered by the Dutch Originator and is non-interest bearing;

(b)                                 Completed Performance:  it has been originated by the Dutch Originator pursuant to a Contract under which such Dutch Originator has fully performed its obligations to the relevant Obligor;

(c)                                  Country Limits:  it is payable by an Obligor incorporated in or acting through a branch located in an Eligible Obligor Country and purchase of the relevant Dutch Receivable will not cause the Maximum Country Limit to be exceeded;

(d)                                 Currency:  it is denominated and payable in euro;

(e)                                  Maximum Term:  it is payable within a maximum period of 90 days from the invoice date;

(f)                                    Assignability:  it can be freely and validly transferred by way of assignment to the European Receivables Warehouse Company under the terms of the relevant Contract without any requirement to give notice to or obtain consent from the Obligor and without otherwise breaching the Contract under which the Dutch Receivable arises;

(g)                                 No Defaults etc:  the relevant Dutch Originator is not in default under the terms of the Contract from which the Dutch Receivable arises;

(h)                                 Obligor:  the Obligor in respect of the Dutch Receivable is not bankrupt or insolvent or in liquidation, administration, receivership or subject to any analogous procedure.

(i)                                     Governing Law:  the Contract under which any obligation to make payment in respect of that Dutch Receivable arises is governed by the law of The Netherlands;

(j)                                     Non-Affiliated Obligor:  the Obligor in respect of the Dutch Receivable is not another member of the Buhrmann Group;

(k)                                  Defaults and Delinquencies:  it is not a Defaulted Receivable or a Delinquent Receivable;

(l)                                     Bill and Hold:  it does not arise under a contract in respect of which an invoice has been generated but the goods have not been delivered or the services have not been performed; and

(m)                               Sub-contracted Services:  it is not related to a service which is sub-contracted to a third party.

SCHEDULE 2

Part 1
Representations and Warranties relating to the Dutch Originators

(a)                                  Status:  it is duly incorporated with limited liability and validly existing under the laws of The Netherlands;

(b)                                 Powers and Authorisations:  the documents which contain or establish its constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted and to sign and deliver, and perform the transactions contemplated in, the Transaction Documents to which it is a party;

(c)                                  Legal Validity/Pari Passu Ranking:  its obligations under the Transaction Documents constitute, or when executed by it will constitute, its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  Its obligations thereunder are and will be direct, unconditional and general obligations which rank equally with all its other unsecured obligations and liabilities, present or future, actual or contingent, save for unsecured obligations and liabilities accorded preference over its other unsecured obligations and liabilities pursuant to any provision of the laws of The Netherlands;

(d)                                 Non-Violation:  the execution, signing and delivery of the Transaction Documents to which it is a party and the performance of any of the transactions contemplated in any of them do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in:

(i)                  any law, statute, decree, rule or regulation to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative, or governmental authority or organisation which applies to it or any of its assets or revenues; or

(ii)               any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected; or

(iii)            any document which contains or establishes its constitution;

(e)                                  Consents:  no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is required to ensure (i) the creation, validity, legality, enforceability or priority of its liabilities and obligations or of the rights of the European Receivables Warehouse Company, the European Master Purchaser or the Security Agent against it under the Transaction Documents or (ii) the effective sale, substitution and transfer of Dutch Receivables to the European Receivables Warehouse Company subject to and in accordance with this Agreement;

(f)                                    No Default:  no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, decree, resolution, determination or award or any agreement, document or instrument by which the Dutch Originator or any of its assets is bound or affected, being a contravention or default which might materially and adversely affect its ability to observe or perform its obligations under the Transaction Documents to which it is a party;

(g)                                 Tax Liabilities:  all material and necessary returns have been delivered by it or on its behalf to the relevant taxation authorities and it is not in material default in the payment of any Taxes, and no material claim is being asserted with respect to Taxes which is not disclosed in the most recent financial statements delivered in accordance with Clause 8.4(a)(i) or (ii);

(h)                                 Accounts:  its audited consolidated financial statements (including the income statement and balance sheet) have been prepared on a basis consistently applied in accordance with the relevant accounting standards and give a true and fair view of its results for the relevant period and the state of its affairs at that date;

(i)                                     No Material Adverse Change:  since its most recent audited financial statements, there has been no change in its financial condition or its operations so as to have a material adverse effect on its ability to perform its obligations under the Transaction Documents;

(j)                                     No Security:  there is no Encumbrance over or in relation to any of its Dutch Collection Accounts (or the proceeds of or any interest in such accounts) and it is not a party to nor are any of such assets bound by any order, agreement or instrument under which it is or in certain events may be required to create, assume or permit to arise any Encumbrance over or in relation to such assets;

(k)                                  Solvency:  it is solvent and able to pay its debts as they fall due and has not suspended or threatened to suspend making payments (whether of principal or interest) with respect to all or any class of its debts and will not become insolvent or unable to pay its debts in consequence of any sale of Dutch Receivables under this Agreement or any other obligation or transaction contemplated in the Transaction Documents;

(l)                                     No Buhrmann Termination Event, Potential Buhrmann Termination Event, European Stop Funding Event or Early European Amortisation Event:  no Buhrmann Termination Event, Potential Buhrmann Termination Event, European Stop Funding Event or Early European Amortisation Event has occurred;

(m)                               Insolvency Procedures:  no corporate action has been taken or is pending, no other steps have been taken (whether out of court or otherwise) and no legal proceedings have been commenced or are threatened or are pending for (i) its winding-up, liquidation, dissolution, administration or reorganisation; or (ii) it to enter into any composition or arrangement with its creditors; or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of it or any of its property, undertaking or assets.  No event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;

(n)                                 Data Files: the information contained in the most recent Invoices File and Counterparty File delivered by each Dutch Originator does not contain any statement which is untrue, misleading or inaccurate in any material respect or omit to state any fact or information the omission of which makes the statements therein untrue, misleading or inaccurate in any material respect;

(o)                                 Information: none of the information and reports furnished by it in connection with the negotiation and entry into of the transactions envisaged by the Transaction Documents is (or, in the case of oral information, was when given) inaccurate in any material respect, or contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading and it is not aware of any fact, information or circumstance the omission of which from such information or reports would reasonably affect the decision of any potential participant whether to participate in the arrangements contemplated in the Transaction Documents, its assessment of the rights being acquired in relation to any Dutch Receivables, the risks associated with the portfolio of Dutch

Receivables or the risks associated with the transactions and arrangements contemplated in the Transaction Documents;

(p)                                 No Litigation: no litigation to which it is a party or which any third party has brought against it in any court, arbitral tribunal or public or administrative body or otherwise and which, if adversely determined will have a material adverse effect on its ability to perform its obligations under the terms of the relevant Agreement exists or is threatened to exist at the present time;

(q)                                 Ownership: it is a wholly-owned subsidiary of Buhrmann N.V.;

(r)                                    Licences: it has all necessary licences, consents and authorisations for carrying on its business; and

(s)                                  Financial assistance:  the execution and delivery of the Transaction Documents and the performance of the transactions contemplated hereby do not involve the giving of financial assistance by any Dutch Originator.

SCHEDULE 2

Part 2
Representations and Warranties relating to the Dutch Receivables

(a)                                  Dutch Eligibility Criteria: each Dutch Receivable complies in all respects with the Dutch Eligibility Criteria set out in Schedule 1;

(b)                                 Ownership of Dutch Receivables: it is immediately prior to the Purchase Date the sole legal and beneficial owner of each Dutch Receivable and is entitled to sell and assign and is selling and assigning it to the European Receivables Warehouse Company free from any Encumbrance;

(c)                                  Transfer and Good Title:  (i) in relation to each Dutch Receivable, the information set out in each Invoices File and Counterparty File and the particulars of each Dutch Receivable set out in any other information and statements of any kind supplied or to be supplied to the European Receivables Warehouse Company as evidence of or relating to a Dutch Receivable are true, accurate, correct, complete and not misleading; (ii) on completion of the sale of the Dutch Receivable in accordance with Clause 4 hereof, the European Receivables Warehouse Company will obtain good and marketable title thereto and will have beneficial title in and to such Dutch Receivables; (iii) there are no legal, regulatory or contractual restrictions or binding no personal obligations orders which prevent the sale and transfer of title of the Dutch Receivables to the European Receivables Warehouse Company; and (iv) no Contract from which a Dutch Receivable derives contains any obligations of the relevant Dutch Originator of a personal nature or which involve personal skill or confidence or other personal considerations.

(d)                                 Status of Contracts:  all goods and/or documents to be delivered or services to be supplied under the contract under which the Dutch Receivable arises have been delivered, dispatched or supplied to the relevant customer (or its agent or bank (as appropriate)) and all the requirements of the contract (including requirements as to the nature, description, specifications, amount, quantity, quality, fitness for purpose, merchantability, time of loading or delivery, manner and costs of delivery, insurance, carriage, and the nature, condition or terms of any documents) have been complied with in full and all other terms and conditions upon which the payment of the Dutch Receivable may be dependent have been fulfilled; no default, breach or violation has occurred under the contract and no event which could constitute such a default, breach or violation has occurred; and the Invoice in respect of the Dutch Receivable has been despatched to the Obligor;

(e)                                  Valid and Binding:  the Contract under which the Dutch Receivable arises and the Dutch Receivable (including all associated rights) (i) are duly authorised by the relevant Dutch Originator and the other parties thereto; (ii) are legally valid and binding obligations of each of the relevant parties thereto which are and will be enforceable against such parties in accordance with their terms and comply with all statutory and other requirements for their validity.  There is no fact, circumstance, act, omission or state of affairs which could constitute a breach of any warranty, term or condition of the Contract or which would permit the Obligor or any other person to reject the goods delivered (or to be delivered) or the documents tendered (or to be tendered) under the Contract or which would provide any Obligor (or any other person who is liable to make a payment in respect of the Dutch Receivable) with any reason, justification, excuse or defence of any kind for not making timely payment in full of the whole amount due in respect of the Dutch Receivable;

(f)                                    No Variation:  there has been no variation, amendment, waiver or extension of time of any kind in respect of the original terms of the Contract under which the Dutch Receivable arises which in any material way adversely affects the terms of the Dutch Receivable, or its enforceability or collectability;

(g)                                 No Violation:  neither the Dutch Receivable nor the Contract under which it arises contravenes in any material respect any relevant applicable laws, rules or regulations and the Dutch Originator has not and, so far as it is aware no other party to the Contract has, contravened any such law, rule, regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon any of them, in each case which in any way adversely affects the enforceability or collectability of the Dutch Receivable;

(h)                                 Business, Credit and Collection Policy:  (i) the Dutch Originator has complied with the Buhrmann Operating Procedures in entering into the Contract under which the Dutch Receivable arises and in relation to the administration of each such Dutch Receivable to the date on which it is purchased hereunder (which criteria have been consistently applied in the management of the business of the Dutch Originators); and (ii) the Dutch Originator has taken steps to require that each Obligor makes payment of each Dutch Receivable to one of the Dutch Collection Accounts;

(i)                                     Documentary Sales:  (i) if the Contract under which a Dutch Receivable arises provides for payment by means of a letter of credit, the letter of credit has been opened and advised to the relevant Dutch Originator; all documents upon which payment of the credit depends have been validly tendered to the issuing or confirming bank and conform to the terms of the credit; there are no circumstances (either in relation to the underlying sale transaction or in relation to the credit) which would provide the bank with any justification for not making timely payment of the credit in full or give rise to any grounds for payment of the credit to be rejected; and the credit and the proceeds of the credit have not been paid, transferred, discounted, assigned, charged, sold or otherwise dealt with in any manner whatsoever (whether separately from the right to payment under the sale contract or otherwise) and the right to payment in respect of the underlying contract of sale has not been discharged or dealt with in any manner whatsoever;

(ii)                                  if the contract under which a Dutch Receivable arises provides for payment by means of a bill of exchange or promissory note, the bill of exchange or promissory note has been drawn on and/or accepted by a bank; the bill of exchange or promissory note complies with all requirements for its validity under all applicable laws; it has not been paid, transferred, discounted, assigned, charged, sold, endorsed or otherwise dealt with in any manner whatsoever (whether separately from the right to payment under the sale contract or otherwise); and the right to payment in respect of the underlying Contract of sale has not been discharged or dealt with in any manner whatsoever;

(j)                                     No Termination or Defence:  the Contract under which the Dutch Receivable arises has not been terminated or frustrated and is not subject to force majeure or any right of rescission; and there is no justification of any kind for the non-payment of the full Face Amount of each purchased Dutch Receivable when due;

(k)                                  Set-off:  there is not and the Dutch Originators are not aware of any circumstances which would give rise to:

(i)                         any right of set-off, counterclaim, defence, or deduction in respect of any Dutch Receivable;

(ii)                      any credit note, discount, allowance or reverse invoice which has been made or granted to any Obligor in relation to the same or any other transaction which remains outstanding, unless such credit note, discount, allowance or reverse invoice is reflected in the Face Amount of the Dutch Receivable when sold and in its Purchase Price.

(l)                                     Fraud, Dispute or Amendment:  the Contract under which the Dutch Receivable arises has not (i) been entered into fraudulently by the Obligor in respect thereof; (ii) been passed to the claims or legal department or referred to external lawyers; or (iii) had its terms modified or varied subsequent to the time when the contract was entered into save for the issuance of credit notes which have reduced the Face Amount and Purchase Price of the Dutch Receivable;

(m)                               Misrepresentation, Duress:  the Contract under which the Dutch Receivable arises was not entered into as a consequence of any conduct constituting fraud, misrepresentation, duress or undue influence by the Dutch Originator, its directors, officers employees or agents or by any other person;

(n)                                 Segregation:  with effect from the time when the Dutch Receivable is purchased by the European Receivables Warehouse Company, unless immediately on-sold to the European Master Purchaser pursuant to the Onward Dutch Master Receivables Purchase Agreement, the “Bought by European Receivables Warehouse Company” column contained in the Invoices File in respect of the relevant Dutch Receivable and which is contained in the computer systems of the European Receivables Warehouse Company will clearly designate a “1” (indicating “yes”) indicator showing the relevant Dutch Receivable as having been sold to the European Receivables Warehouse Company and that it and all amounts collected in respect of it belong to the European Receivables Warehouse Company and are held by the Dutch Originator only in its capacity as the collecting agent of the European Receivables Warehouse Company;

(o)                                 The Dutch Originators’ Records:  the Dutch Originators have maintained records relating to each Dutch Receivable which are accurate and complete in all material respects and which are sufficient to enable such Dutch Receivable to be enforced against the relevant Obligor and such records are held by or to the order of the relevant Dutch Originator;

(p)                                 Selection:  the Dutch Receivables are due under Contracts selected randomly (except in order to comply with this Agreement) from those complying with the representations and warranties contained in this Schedule 2;

(q)                                 No Taxes:

(i)                  the Dutch Receivables are not subject to any withholding taxes and are assignable free and clear of any VAT, sales taxes, withholding taxes, export/import taxes, acquisition taxes, transfer taxes or any other Taxes, charges, levies, duties or imposts;

(ii)               except for taxation on its own net profit payable in the jurisdiction of its incorporation, neither the European Receivables Warehouse Company nor the European Master Purchaser will be subject to any Taxes, charges, levies, duties or imposts arising from its ownership of the Dutch Receivable or from any exercise of any rights it may have as a consequence of ownership of the Dutch Receivables; and

(iii)            neither the European Receivables Warehouse Company nor the European Master Purchaser can in any other way be liable for any Tax in the jurisdiction in which the Obligor in respect of any Dutch Receivable resides;

(r)                                    Data Protection:  the disclosure of information relating to the Obligor of each Dutch Receivable as contemplated by this Agreement is not contrary to data protection laws in the Originator Country;

(s)                                  Amendments to Credit and Collection Policy:  the Buhrmann Operating Procedures have not been amended since the MTN Closing Date, which amendment has affected or would affect adversely the collectability, enforceability or credit quality of a Dutch Receivable originated by the Dutch Originator or any Dutch Receivable newly originated by the Dutch Originator without the prior written consent of the European Receivables Warehouse Company, the European Master Purchaser and subject to satisfaction of the Rating Condition, or unless required under an applicable law;

(t)                                    Arms length:  each sale and assignment of Dutch Receivables in accordance with this Agreement has been made by each Dutch Originator on arm’s length terms; and

(u)                               Purchases not Prohibited:  no applicable law, regulation, order, judgment or decree of any government entity of The Netherlands or the jurisdiction under the laws of which the relevant Dutch Originator is organised or resident or the European Union prohibits or enjoins the sale and assignment of Dutch Receivables.

SCHEDULE 3

Form of Dutch Originator Solvency Certificate

The undersigned, [DUTCH ORIGINATOR], is able to pay its debts as they fall due, and does not suspend making payments on any of its debts, nor has it commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness by reason of actual or anticipated financial difficulties, nor does it expect for any such events to occur.

Furthermore, the undersigned is not aware of any proceedings having been or being instituted against it seeking a judgment of insolvency, bankruptcy, suspension of payments or any other relief under any bankruptcy or insolvency law, nor is it aware of any such proceedings being threatened in respect of the undersigned, or of anything analogous and having a substantially similar effect to any of the events specified above under the laws of any jurisdiction in which the undersigned carries on its business or has a material part of its assets.

[DUTCH ORIGINATOR]

By:

Title:

Date:

SCHEDULE 4

Form of Compliance Certificate

To                                 Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB

Buhrmann Silver S.A.
400 Route d’Esch
L-1471 Luxembourg

This certificate is delivered to you in accordance with Clause 8.4(a) of the Dutch Master Receivables Purchase Agreement dated 27 September 2000 as amended and restated on 18 July 2002 (the Dutch Master Receivables Purchase Agreement). The definitions contained in the Master Definitions and Framework Deed dated 27 September 2000, as amended and restated on 28 September 2001 and 18 July 2002, shall apply to this certificate.  The date of this certificate is                      .

We certify that:

(i)                  as at [                     ](1) no Buhrmann Termination Event or Potential Buhrmann Termination Event existed [other than [                     ]](2) and no Buhrmann Termination Event or Potential Buhrmann Termination Event existed at any time during the period since [the [European Closing Date](3)/[the date of the last certificate delivered under Clause 8.4(a)]](4); and

(ii)               during the period since [the [European Closing Date]/[the date of the last certificate delivered under Clause 8.4(a)][Dutch Originator] has complied [in all respects] with its obligations under the [Dutch Master Receivables Purchase Agreement [and each of the other Transaction Documents] [other than [                     ]](5)

[DUTCH ORIGINATOR]

Director

Director

(1)               Specify a date not more than ten Business Days before the date of delivery of the certificate.

(2)               If any Buhrmann Termination Event or Potential Buhrmann Termination Event did exist, give details; otherwise delete.

(3)               Include in respect of the first certificate delivered under Clause 8.4(a); otherwise delete.

(4)               Include unless the certificate is the first certificate delivered under Clause 8.4(a); in which case delete.

(5)               If the relevant Dutch Originator has failed to comply with any obligation, give details; otherwise delete.

SCHEDULE 5

Form of Security Agent Power of Attorney

THIS POWER OF ATTORNEY is given on [                              ] by DUTCH ORIGINATOR (registered number                    ) whose registered office is at [                    ](the Principal) in favour of DEUTSCHE TRUSTEE COMPANY LIMITED in its capacity as the Security Agent (the Attorney) whose registered office is at Winchester House, 1 Great Winchester Street, London EC2N 2DB.

1.                                       The Principal may from time to time make offers to sell (each a Dutch Originator Offer to Sell) to Buhrmann Silver S.A. (the European Receivables Warehouse Company) the benefit of certain receivables entered into in the ordinary course of the Principal’s business (each a Dutch Receivable).  If, as a consequence of the European Receivables Warehouse Company’s acceptance of any Dutch Originator Offer to Sell, a contract for the sale of a Dutch Receivable is concluded then the European Receivables Warehouse Company will become the beneficial owner of each such Dutch Receivable in respect of which a Dutch Originator Offer to Sell has been accepted (the Securitised Dutch Receivables).

2.                                       The Principal has agreed to appoint the Attorney as its attorney in the manner hereinafter appearing irrevocably and by way of security for the performance of such undertakings.

Now this deed witnesseth that the Principal hereby appoints the Attorney to be its true and lawful attorney for it and in its name to do any of the following acts, deeds and things or any of them as may be within the power of the Principal:

1.                                       to demand sue for and receive all moneys due or payable under or in respect of the Securitised Dutch Receivables provided that any such moneys received by the Attorney shall be held for the benefit of the European Receivables Warehouse Company;

2.                                       upon payment of such moneys as are referred to in Clause 1 above or of any part thereof to give good receipts and discharges for the same and to execute such receipts, releases, re-assignments, retrocessions, documents, instruments and deeds as may be requisite or advisable;

3.                                       from time to time to substitute and appoint severally one or more persons as attorney or attorneys (the Substitute Attorneys) for all or any of the purposes aforesaid;

4.                                       to do every other act or thing and to execute all such deeds, documents and certificates which the Attorney may deem to be necessary, proper or expedient for all or any of the foregoing purposes; and

5.                                       to perfect the title of the European Receivables Warehouse Company and/or the Security Agent in and to any or all of the Securitised Dutch Receivables and to exercise any rights, powers, remedies and discretions relating to any of the foregoing as envisaged in the above-mentioned Dutch Originator Offers to Sell and the Dutch Master Receivables Purchase Agreement and the said trusts and exercisable by the Principal by reason of it remaining for the time being legal owner of the Securitised Dutch Receivables, and the Principal hereby agrees at all times hereafter to ratify and confirm any act, matter or deed whatsoever the Attorney or any Substitute Attorney shall lawfully do or cause to be done pursuant to these presents to the extent that such act or acts and execution are within the power of the Principal and within the contemplation of this Power of Attorney and the Principal hereby agrees to indemnify the Attorney or any Substitute Attorney against any loss, claim, liability or expense imposed upon the said Attorney or any Substitute Attorney as a result of any action taken by the said Attorney or any Substitute Attorney pursuant to these presents save where such loss, claim, liability or expense arises as a result (in whole or in part) of the bad faith, negligence or wilful default of the said Attorney or Substitute Attorney and the Principal hereby declares that, these presents having been given for security purposes and to secure continuing obligations of the Principal (including, without limitation, the implementation of the said trust), the powers hereby created shall not be affected by the bankruptcy, liquidation, receivership, the making of an administration order or appointment of an administrative receiver or any other equivalent event of or affecting the Principal and the laws of The Netherlands shall apply to this Power of Attorney and the interpretation thereof and to all acts of the Attorney and/or Substitute Attorney carried out or purported to be carried out under or pursuant hereto

In witness whereof the Principal has caused this Power of Attorney to be executed as its deed this day and year first before written.

EXECUTED and DELIVERED as a DEED	)
by	)
(as duly authorised attorney under Power	)
of Attorney dated ))
for and on behalf of	)
[DUTCH ORIGINATOR]	)

SCHEDULE 6

Form of European Receivables Warehouse Company Power of Attorney

THIS POWER OF ATTORNEY is given on [                              ] by DUTCH ORIGINATOR (registered number          ) whose registered office is at [                              ] (the Principal) in favour of BUHRMANN SILVER S.A. in its capacity as the European Receivables Warehouse Company (the Attorney) whose registered office is at 400 Route d’Esch, L-1471 Luxembourg.

1.                                       The Principal may from time to time make offers to sell (each a Dutch Originator Offer to Sell) to the Attorney the benefit of certain receivables entered into the ordinary course of the Principal’s business (each a Dutch Receivable).  If, as a consequence of the Attorney’s acceptance of any Dutch Originator Offer to Sell, a contract for the sale of a Dutch Receivable is concluded, then the Attorney will become the beneficial owner of each such Dutch Receivable in respect of which a Dutch Originator Offer to Sell has been accepted (the Securitised Dutch Receivables).

2.                                       The Principal has agreed to appoint the Attorney as its attorney in the manner hereinafter appearing irrevocably and by way of security for the performance of such undertakings.

Now this deed witnesseth that the Principal hereby appoints the Attorney to be its true and lawful attorney for it and in its name to do any of the following acts, deeds and things or any of them as may be within the power of the Principal:

1.                                       to demand sue for and receive all moneys due or payable under or in respect of the Securitised Dutch Receivables provided that any such moneys received by the Attorney shall be held for the benefit of the European Receivables Warehouse Company;

2.                                       upon payment of such moneys as are referred to in Clause 1 above or of any part thereof to give good receipts and discharges for the same and to execute such receipts, releases, re-assignments, retrocessions, documents, instruments and deeds as may be requisite or advisable;

3.                                       from time to time to substitute and appoint severally one or more persons as attorney or attorneys (the Substitute Attorneys) for all or any of the purposes aforesaid;

4.                                       to do every other act or thing and to execute all such deeds, documents and certificates which the Attorney may deem to be necessary, proper or expedient for all or any of the foregoing purposes; and

5.                                       to perfect the title of the European Receivables Warehouse Company and/or the Security Agent in and to any or all of the Securitised Dutch Receivables and to exercise any rights, powers, remedies and discretions relating to any of the foregoing as envisaged in the above-mentioned Dutch Originator Offers to Sell and the Dutch Master Receivables Purchase Agreement and the said trusts and exercisable by the Principal by reason of it remaining for the time being legal owner of the Securitised Dutch Receivables, and the Principal hereby agrees at all times hereafter to ratify and confirm any act, matter or deed whatsoever the Attorney or any Substitute Attorney shall lawfully do or cause to be done pursuant to these presents to the extent that such act or acts and execution are within the power of the Principal and within the contemplation of this Power of Attorney and the Principal hereby agrees to indemnify the Attorney or any Substitute Attorney against any loss, claim, liability or expense imposed upon the said Attorney or any Substitute Attorney as a result of any action taken by the said Attorney or any Substitute Attorney pursuant to these presents save where such loss, claim, liability or expense arises as a result (in whole or in part) of the bad faith, negligence or wilful default of the said Attorney or Substitute Attorney and the Principal hereby declares that, these presents having been given for security purposes and to secure continuing obligations of the Principal (including, without limitation, the implementation of the said trust), the powers hereby created shall not be affected by the bankruptcy, liquidation, receivership, the making of an administration order or appointment of an administrative receiver or any other equivalent event of or affecting the Principal and the laws of The Netherlands shall apply to this Power of Attorney and the interpretation thereof and to all acts of the Attorney and/or Substitute Attorney carried out or purported to be carried out under or pursuant hereto

In witness whereof the Principal has caused this Power of Attorney to be executed as its deed this day and year first before written.

EXECUTED and DELIVERED	)
AS A DEED by	)
(as duly authorised attorney under Power	)
of Attorney dated ))
for and on behalf of	)
[DUTCH ORIGINATOR]	)

EXECUTION PAGES

Signed by the duly authorised representatives of the parties.

SIGNED by KEES BANGMA	)	KEES BANGMA
for and on behalf of )
BUHRMANN-UBBENS BV	)

SIGNED by KEES BANGMA	)	KEES BANGMA
for and on behalf of )
PROOST en BRANDT BV	)

SIGNED by KEES BANGMA	)	KEES BANGMA
for and on behalf of )
BUHRMANN SILVER S.A.	)

SIGNED by FRANK WIEDEMANN and	)	FRANK WIEDEMANN NICHOLAS
DIBLEY )		NICHOLAS DIBLEY
for and on behalf of )
SILVER SECURITISATION B.V.	)

SIGNED by RAFE MORTON and))		RAFE MORTON
SUZIE SMITH	)	SUZIE SMITH
for and on behalf of )
DEUTSCHE TRUSTEE COMPANY	)
LIMITED	)

SIGNED by KEES BANGMA	)	KEES BANGMA
for and on behalf of )
BUHRMANN N.V. )

For the purposes of Article 63, sub-paragraph 2 of Council Regulation (EC) No. 44/2001 of 22 December 2000 on Jurisdiction and the Recognition and Enforcement of Judgements in Civil and Commercial Matters, the undersigned hereby expressly and specifically accept the jurisdiction of the competent courts of The Netherlands.

Buhrmann Silver S.A.

By KEES BANGMA

CONTENTS

Clause

1.	Definitions and Interpretation

2.	Offer

3.	Acceptance

4.	consideration

5.	Payment of the purchase price and other payments

6.	Completion

7.	costs, expenses and taxation

8.	representations, warranties and undertakings

9.	Consequences of a Buhrmann Termination Event

10.	Termination

11.	Remedies for Breach of Warranty

12.	PROTECTION OF EUROPEAN RECEIVABLES WAREHOUSE COMPANY, THE EUROPEAN MASTER PURCHASER AND THE BUHRMANN EUROPEAN NOTEHOLDERS; FURTHER ASSURANCE

SCHEDULE 1

Dutch Eligibility Criteria

SCHEDULE 2

Part 1 Representations and Warranties relating to the Dutch Originators

SCHEDULE 2

Part 2 Representations and Warranties relating to the Dutch Receivables

SCHEDULE 3

Form of Dutch Originator Solvency Certificate

SCHEDULE 4

Form of Compliance Certificate

SCHEDULE 5

Form of Security Agent Power of Attorney

SCHEDULE 6

Form of European Receivables Warehouse Company Power of Attorney

13.	EXECUTION PAGES